EXHIBIT 10.3

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This is the First Amendment (the “Amendment”) to the Executive Employment Agreement (the “Agreement”), effective June 1, 2012, between Crown Holdings, Inc. (the “Company”), and Gerard Gifford (the “Executive”). Capitalized terms not defined herein shall have the meanings set forth in the Agreement.
WHEREAS, the parties desire to amend the Agreement to include a “modified cut-back” provision that would apply if any payment or benefit the Executive would receive from the Company under the Agreement or otherwise in connection with a Change in Control of the Company would be subject to the excise tax imposed by Section 4999 of the Code.
NOW THEREFORE, in accordance with Section 11 of the Agreement and in consideration of the promises and the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.	A new Section 5.9 is hereby added to the Agreement as follows:

“5.9.    Excise Taxes. If any payment or benefit, or the acceleration of any payment or benefit, the Executive would receive from the Company under this Agreement or otherwise in connection with a Change in Control of the Company (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then either (a) such Payments will be reduced or delayed by the minimum amount necessary such that no portion of the Payments is subject to the Excise Tax, or (b) the full amount of the Payments shall be made, whichever, after taking into account all applicable taxes, including the Excise Tax, results in the Executive's receipt, on an after-tax basis, of the greater amount. If a reduction or delay in the Payments is necessary, such reduction or delay will occur in the following order: (1) cancellation of accelerated vesting of stock and option awards (reduced from the highest value to the lowest value under Section 280G of the Code) with the understanding that such awards may be replaced with the right to an equivalent cash payment at such future time because of the delisting of the underlying stock; (2) reduction or delay of cash payments (reduced from the latest payment to the earliest payment); and (3) reduction of other benefits payable to the Executive (reduced from the highest value to the lowest value under Section 280G of the Code). The Company will select a reputable third party professional firm to make all determinations required to be made under this provision. The Company will bear all reasonable expenses with respect to the determinations by such firm required to be made hereunder. For the avoidance of doubt, neither the Company nor any of its affiliates shall have any obligation to indemnify, gross-up or otherwise pay or reimburse the Executive for any Excise Tax assessed on any payment or benefit made or provided, or required to be made or provided, to the Executive by the Company under this Agreement or otherwise.”

Other than as modified by this Amendment, the Agreement is ratified and affirmed in all respects, and shall remain in full force and effect subject to the terms thereof.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of July 24, 2013.
Crown Holdings, Inc.

/s/ John W. Conway
John W. Conway
Chairman of the Board
and Chief Executive Officer

Executive
/s/ Gerard Gifford                                                    Gerard Gifford